SSgA Clarion Real Estate Fund
Proxy Results (Unaudited)
February 28, 2013

A special meeting of shareholders of the SSgA Clarion Real Estate Fund (formerly, SSgA Tuckerman Active REIT Fund) (the Fund), a series of the SSgA Funds, was held on April 12, 2013 at 10:00 a.m. (after being adjourned from the initial date of February 1, 2013) at State Street Bank and Trust Company (State Street), State Street Corporate Center, One Lincoln Street, Boston, Massachusetts, pursuant to notice duly given to shareholders of the Fund contained in the definitive proxy statement filed with the Securities and Exchange Commission on December 17, 2012, as amended (the Meeting).

At the Meeting, the Shareholders of the Fund were asked to provide voting instructions to approve an investment sub-advisory agreement between SSgA Funds Management, Inc. (the Adviser) and CBRE Clarion Securities LLC (CBRE Clarion), pursuant to which CBRE Clarion will serve as sub-adviser to the Fund. The results of the shareholder vote were as follows:

1,688,109.318 votes or 84.623% in favor of retaining CBRE Clarion; 267,125.311 votes or 13.391% against retaining CBRE Clarion; and 39,623.656 votes or 1.986% abstained.